INTERNET BUSINESS'S INTERNATIONAL, INC.
          3900 Birch Street Suite 111 Newport Beach, Calif. 92660
          Telephone (949) 833-0261; Facsimile (949) 833-0762

November 1, 1999


Optical Brigade
4389 Getwell Rd.
Memphis, Tennessee 38118

Attn: Wade Whitley

Re:  Acquisition of Optical Brigade

Via email webmasters@realty-solution.com

Dear Mr. Whitely:

The following proposal from Internet Business's International, Inc (IBUI) is for the acquisition of the Optical Brigade .com and all of sunglasscentral and aces marketing URLs. The reason for this is I solely own these marketing URLs and with your offer I would not be able to payoff my partner on sunglasscentral and ace. This will not change the volume numbers as the marketing URLs are what provides the sales.

The marketing URLs are:
www.smithsunglass.com
www.h2optics-sunglasses.com
www.rayban-sunglasses.com
www.oceanwave-sunglasses.com
www.porsche-sunglasses.com
www.bolle-sunglasses.com
www.revo-sunglasses.com
www.gucci-sunglasses.com
www.serengetisunglasses.com

The base URLs are:
www.optical-brigade.com
www.sunglassesbattalion.com
www.telescopebattalion.com
www.binocularbattalion.com

We will pay to your group $500.00 as a monthly fee from the revenue generated by the site, to maintain and upgrade the internet search engine activities to the sites.

We will issue 400,000 shares of IBUI stock restricted as per rule 144 to you or your designee.

The purchase price include all inventory and shipping supplies as of the date of closing.

The purchase price includes all the of the following;

(a)  all the contracts with the suppliers and contact information
(b)  the customer client base and contact information
(c)   product ordering procedures and forms
(d) Virtual Cart Shopping Cart , Virtual Credit Card Processing Terminal (Authorize.Net (American Express, MasterCard, Visa, Discover/Novus and on line checks) This is a durable good sic code account) Lease from Northern Leasing for Authorize.Net amount is 48 month lease at $59.00 dollars per month
(e)  invoicing and shipping procedures
(f)  procedure manual for operations
(g)  source codes for operations

The domains will be transferred over to IBUI.

Hosting to be transferred over to LA Internet.

Any and all copyrights, patents and trademarks associated with the site.

Most recent financials and or financial information for the site

Time frame for closing 15 days or sooner.

If these terms and conditions are agreeable to you please indicate by return e-mail, and sign and fax back, and mail original to me.

If you have any questions please call me at 949-833-0261.

Sincerely



/s/  Albert Reda
Albert Reda, CEO

Read and Accepted by


/s/  Wade Whitely
Wade Whitely